Exhibit 4.1

SOUTHERN CALIFORNIA GAS

COMPANY

TO

U.S. BANK NATIONAL ASSOCIATION

(successor by merger to U.S. Bank Trust National Association,

formerly known as First Trust of California, National Association)

TRUSTEE

SUPPLEMENTAL INDENTURE

To Indenture dated October 1, 1940

Dated as of May 15, 2018

i

TESTIMONIUM

SIGNATURES AND SEALS

EXHIBIT A

ii

THIS SUPPLEMENTAL INDENTURE, dated as of May 15, 2018 (this “Supplemental Indenture”), is made and entered into in the City of Los Angeles, State of California by and between SOUTHERN CALIFORNIA GAS COMPANY, a corporation duly organized and existing under the laws of the State of California, and having its principal place of business in the City of Los Angeles, State of California (hereinafter sometimes called the “Corporation”) and U.S. BANK NATIONAL ASSOCIATION (successor by merger to U.S. Bank Trust National Association, formerly known as First Trust of California, National Association), an association duly organized and existing under the laws of the United States of America and having a corporate trust office in the City and County of Los Angeles, State of California (hereinafter, together with its predecessors and successors, if any, as trustees under the Indenture referred to below, sometimes called the “Trustee”).

WITNESSETH:

WHEREAS, the Corporation has executed and delivered to the Trustee a certain First Mortgage Indenture (hereinafter referred to as the “Base Indenture”) dated October 1, 1940, to secure bonds of the Corporation designated generally as its “First Mortgage Bonds” to be issued from time to time in one or more series, any of which series may vary from any other as to certain particulars specified in Section 2.01 of the Base Indenture, and the Corporation has executed and delivered to the Trustee supplemental indentures dated, respectively, as of July 1, 1947, May 1, 1948, June 1, 1950, April 1, 1952, August 1, 1955, June 1, 1956, December 1, 1956, July 1, 1957, October 1, 1959, July 1, 1963, September 1, 1964, June 1, 1965, December 1, 1966, October 1, 1970, August 1, 1972, September 1, 1972, October 1, 1974, May 1, 1976, October 1, 1977, November 1, 1979, February 1, 1981, September 15, 1981, April 1, 1982, August 15, 1983, May 18, 1984, December 16, 1985, March 1, 1986, November 15, 1986, December 1, 1986, January 15, 1988, June 15, 1988, November 1, 1988, December 1, 1990, October 1, 1991, August 15, 1992, December 15, 1992, March 1, 1993, June 15, 1993, November 1, 1993, November 15, 1993, October 1, 2002, October 17, 2003, December 15, 2003, December 10, 2004, November 18, 2005, November 21, 2008, November 18, 2010, September 21, 2012, March 13, 2014, September 11, 2014, June 18, 2015, June 18, 2015 and June 3, 2016 supplementing and amending the Base Indenture (each, a “Prior Supplemental Indenture,” and the Base Indenture together with all Prior Supplemental Indentures and this Supplemental Indenture being herein collectively referred to as the “Indenture”); and

WHEREAS, the Base Indenture and the Prior Supplemental Indentures dated, respectively, as of July 1, 1947, May 1, 1948, June 1, 1950, April 1, 1952 and August 1, 1955, are recorded in the office of the County Recorder of the Counties listed below in the Official Records thereof, to the extent stated in the Prior Supplemental Indenture dated as of June 1, 1956; the Prior Supplemental Indentures dated, respectively, as of June 1, 1956 and December 1, 1956, are so recorded as stated in the Prior Supplemental Indenture dated as of July 1, 1957; the Prior Supplemental Indenture dated as of July 1, 1957 and each subsequently dated Prior Supplemental Indenture (other than the Prior Supplemental Indenture dated as of June 3, 2016) is so recorded as stated in the Prior Supplemental Indenture dated as of the next succeeding date; and the Prior Supplemental Indenture dated as of June 3, 2016 is recorded in the offices of the County Recorders in the Counties of the State of California, as follows:

County	Reference	Date

Fresno	Official Records, Document 2016-0073546-00	June 9, 2016

Imperial	Official Records, Document 2016010996	June 10, 2016

Kern	Official Records, Document 000216073359	June 8, 2016

Kings	Official Records, Document 1610193	June 15, 2016

Los Angeles	Official Records, Document 20160653682	June 7, 2016

Orange	Official Records, Document 2016000255843	June 7, 2016

Riverside	Official Records, Document 2016-0233873	June 8, 2016

San Bernardino	Official Records, Document 2016-0223656	June 8, 2016

San Diego	Official Records, Document 2016-0279974	June 8, 2016

San Luis Obispo	Official Records, Document 2016026869	June 10, 2016

Santa Barbara	Official Records, Document 2016-0028670	June 9, 2016

Tulare	Official Records, Document 2016-0033426	June 9, 2016

Ventura	Official Records, Document 20160609-00080525-0	June 9, 2016

WHEREAS, the Base Indenture and the Prior Supplemental Indentures dated, respectively, as of July 1, 1947, August 1, 1955, December 1, 1956, June 1, 1965, August 1, 1972, May 1, 1976 and September 15, 1981, copies of each of which were attached as Exhibit B to the Prior Supplemental Indenture dated as of September 11, 2014 recorded in the offices of the County Recorders of San Diego County and San Luis Obispo County, are recorded in such counties to the extent stated in the Prior Supplemental Indentures dated as of June 18, 2015; and

WHEREAS, bonds of the Corporation of eight (8) series designated, respectively, as its “First Mortgage Bonds, Series KK, due 2035,” “First Mortgage Bonds, Series MM, due 2040,” “First Mortgage Bonds, Series NN, due 2042,” “First Mortgage Bonds, Series OO, due 2044,” “First Mortgage Bonds, Series PP, due 2024,” “First Mortgage Bonds, Series QQ, due 2018,” “First Mortgage Bonds, Series RR, due 2025” and “First Mortgage Bonds, Series TT, due 2026” are outstanding as a part of the First Mortgage Bonds referred to in the Indenture, each such series of bonds, unless and until the taking of further appropriate action by the Board of Directors of the Corporation, being without limitation as to aggregate authorized principal amount; and

WHEREAS, pursuant to the provisions of Sections 2.01 and 2.02 of the Indenture, the Board of Directors has, by resolution duly adopted and delivered to the Trustee, authorized the creation, as a part of the First Mortgage Bonds referred to in the Indenture, a new series of bonds designated “First Mortgage Bonds, Series UU, due 2048” (the “Series UU Bonds”), of the form, terms and provisions provided herein, which new series of bonds, unless and until the taking of further appropriate action by the Board of Directors, is to be without limitation as to aggregate authorized principal amount and of which series of bonds in the aggregate principal amount of $400,000,000 are to be presently issued; and

WHEREAS, under the provisions of Sections 2.02 and 16.01 of the Indenture, the Corporation and the Trustee may execute and deliver a Supplemental Indenture (i) to set forth the particulars, permitted by Section 2.01 of the Indenture, as to which the Series UU Bonds may vary from the bonds of the other series of the First Mortgage Bonds, and (ii) for any purpose not inconsistent with the terms of the Indenture; and

WHEREAS, the making, executing, delivering and recording of this Supplemental Indenture have been duly authorized by proper corporate action of the Corporation; and

WHEREAS, the issuance of the Series UU Bonds and the encumbrance of the Corporation’s property to secure the Series UU Bonds pursuant to this Supplemental Indenture have been authorized by the Public Utilities Commission of the State of California.

NOW, THEREFORE, in consideration of the foregoing premises and of other good and valuable consideration, receipt of which is hereby acknowledged, and in order: (a) to set forth or specify (i) the form of the fully registered Series UU Bonds, and the form of the legend to be endorsed on all Series UU Bonds, and (ii) the terms and provisions of the Series UU Bonds, including the particulars thereof which vary from the bonds of the other series of the First Mortgage Bonds; and (b) further to secure the payment of the principal of and premium, if any, and interest on the bonds of the Corporation now or at any time hereafter outstanding under the Indenture, including specifically, but without limitation, all of the First Mortgage Bonds now outstanding and the $400,000,000 aggregate principal amount of Series UU Bonds and further to secure the observance and performance of all of the covenants, agreements and conditions contained in the Indenture, and without in any way limiting the generality or effect of the Indenture insofar as by any provision thereof any of the property therein or hereafter described or referred to is now subject or intended to be subject to the lien and operation thereof, but to such extent confirming such lien and operation, the Corporation has executed and delivered this Supplemental Indenture and has granted, bargained, sold, released, conveyed, mortgaged, assigned, transferred, pledged, set over and confirmed, and does hereby grant, bargain, sell, release, convey, mortgage, assign, transfer, pledge, set over and confirm unto U.S. Bank National Association, the Trustee, and to its successors or successors in the trust created by the Indenture, and to its and their assigns, forever, with power of sale, subject, to the extent applicable by the terms of the Indenture to any of the properties hereinafter referred to or described, to the exceptions (other than as expressly provided in the granting clauses of the Prior Supplemental Indentures dated respectively as of June 1, 1956, July 1, 1957, October 1, 1959, July 1, 1963, September 1, 1964 and December 1, 1966 with respect to exception (f) set forth on page 67 of the Base Indenture and reading as follows: “(f) Any gas and/or oil acreage, gas and/or oil wells, gas and/or oil reserves, or gas and/or oil leaseholds hereafter acquired by the Corporation, or any property or equipment now or hereafter owned by the Corporation and used for the development of gas and/or oil acreage or for the drilling for or production of gas and/or oil from such acreage;” which exception (f) is by said granting clauses expressly made inapplicable to certain therein specified parcels of property), reservations, conditions, terms and provisions provided in the Indenture with respect to properties subject or intended to be subject thereto, all of the properties and assets of the Corporation, real, personal and mixed, of every kind and character, whether now or hereafter owned by the Corporation and wheresoever situated, including, without in any way limiting or modifying the generality or effect of the foregoing, all and singular, the following properties:

FIRST: All and singular the plants, properties, equipment, real and personal property, estates, interests, goodwill, generating, transmission, feeding, storing, and distribution systems, and utilities of the Corporation situated in the Counties of Fresno, Imperial, Kern, Kings, Los Angeles, Orange, Riverside, San Bernardino, San Diego, San Luis Obispo, Santa Barbara, Tulare and Ventura, and elsewhere, in the State of California, with all and singular the franchises, ordinances, grants, easements, licenses, powers, immunities, permits, privileges, appurtenances, tenements and other rights and property thereunto appertaining or belonging, as the same now exist and as the same and any and all parts thereof may hereafter exist or be improved, added to, enlarged, extended or acquired in said counties or elsewhere in said state or any other state or states.

SECOND: All other property, real, personal and mixed, of every kind, nature and description (including, without in any way limiting the effect or the generality hereof, all facilities; all stocks, bonds and other securities from time to time conveyed, assigned, transferred, mortgaged or pledged on behalf of the Corporation, or with its consent, to the Trustee in the manner and for the purposes as provided in the Indenture; all gas manufacturing plants, boilers, engines, compressors, motors, pumps, generators, gasholders, tanks, appliances, oil storage facilities, gas storage facilities, wells, buildings, structures, plants, works and other improvements; all gas transmission and distributing lines and systems; all meters and regulators and all other apparatus, machinery, appliances, tools, furniture, fixtures, supplies, facilities and utilities and other personal property; or any right or interest in any thereof; all business and goodwill, rights, consents, franchises, ordinances, licenses, agreements, contracts, permits, easements, rights of way, leases and leasehold interests; all powers, grants, privileges and immunities to construct, operate and maintain lines and other facilities or properties for conveying gas or other commodity or utility for any purpose or purposes through, under and over public streets or highways, or public or private places or property; all reversions, remainders, tolls, incomes, revenues, earnings, rents, issues and profits of any property, real, personal and mixed; and all other classes and types of property described or referred to in the Indenture), now or hereafter owned, held, possessed, acquired or enjoyed by or in any manner conferred upon or appertaining to the Corporation, including the interest of the Corporation in all leases now or hereafter owned by it, together with all and singular the tenements, hereditaments, and appurtenances belonging or in any way appertaining to each and every part of any and all property subject or intended to be subject to the lien and operation of the Indenture, and the reversion and reversions, remainder and remainders, tolls, incomes, revenues, earnings, rents, issues and profits thereof.

SAVING AND EXCEPTING, however, from the property hereby mortgaged, conveyed in trust and/or pledged, all property, whether now owned by the Corporation or hereafter acquired by it, expressly saved and excepted from the lien of the Indenture and therein referred to as the “excepted property” (except as otherwise expressly provided in any Prior Supplemental Indenture hereinabove mentioned with respect to exception (f) of said “excepted property”), unless and until, upon the occurrence of an event of default under the Indenture, the Trustee, or any receiver appointed thereunder, shall take possession of any or all of such excepted property.

TO HAVE AND TO HOLD in trust with power of sale for the equal and proportionate benefit and security of all holders of bonds of the Corporation, now or hereafter outstanding under the Indenture as from time to time in effect, and for the enforcement and payment of said bonds and premium, if any, and interest thereon when payable, and the performance of and compliance with the covenants and conditions of the Indenture as from time to time in effect, without any preference, distinction or priority as to lien or otherwise of any of said bonds over any others thereof by reason of the difference in the time of the actual issue, sale or negotiation thereof, or for any other reason whatsoever, except as otherwise expressly provided in the Indenture as from time to time in effect, so that each and every such bond shall have the same lien and so that the principal of and premium, if any, and interest on every such bond shall, subject to the terms thereof, be equally and proportionately secured by said lien, as if such bond had been made, executed, delivered, sold and negotiated simultaneously with the execution and delivery of the Base Indenture.

IT IS HEREBY COVENANTED, DECLARED, AND AGREED by and between the parties hereto that all such bonds are issued, authenticated and delivered, or are to be issued, authenticated and delivered, and that all property subject, or to become subject, to the Indenture is to be held, subject to the covenants, conditions, uses and trusts therein set forth.

ARTICLE I

AMOUNT, FORM, NUMBERING, DENOMINATION,

TRANSFER AND EXCHANGE OF

SERIES UU BONDS, Due 2048

Section 1.01.    The Series UU Bonds may be issued at any time or from time to time upon and subject to the terms and provisions of the Indenture, and $400 million aggregate principal amount of Series UU Bonds are to be presently issued. Unless and until the taking of further appropriate action by the Board of Directors of the Corporation the Series UU Bonds shall be without limitation as to aggregate authorized principal amount and, without limitation to the foregoing, the Corporation may from time to time, without notice to or the consent of the registered holders of the Series UU Bonds, but upon and subject to the terms and provisions of the Indenture, increase the principal amount of Series UU Bonds under the Indenture and issue such increased principal amount, or any portion thereof. Any additional Series UU Bonds so issued shall have the same form and terms (other than offering price, the date of original issuance and, under certain circumstances, the date from which interest thereon shall begin to accrue and the first Interest Payment Date (as defined below)) as the Series UU Bonds previously issued and shall form a single series of First Mortgage Bonds under the Indenture with the previously issued Series UU Bonds.

Section 1.02.    The Series UU Bonds shall be issued only as fully registered bonds without coupons. In addition, the Series UU Bonds may be issuable in whole or in part in the form of one or more securities that evidence all or part of the bonds of such series and are registered in the name of a depositary (as defined below) or a nominee thereof for such series

(each, a “Global Security”) and, in such case, the Board of Directors of the Corporation (or an authorized officer designated by the Board of Directors) shall appoint a clearing agency registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), designated to act as depositary (a “depositary”) for such Global Securities; the initial depositary so appointed is The Depository Trust Company.

Section 1.03.    In the event the Series UU Bonds are issued as Global Securities the following provisions, in addition to the provisions of the Indenture, shall apply:

(a)     Each Global Security authenticated under the Indenture shall be registered in the name of the depositary designated for such Global Security or a nominee thereof and delivered to such depositary or a nominee thereof or custodian therefor, and each such Global Security shall constitute a single Series UU Bond for all purposes of this Supplemental Indenture.

(b)     Notwithstanding any other provision in this Supplemental Indenture, no Global Security may be exchanged in whole or in part for Series UU Bonds registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any person other than the depositary for such Global Security or a nominee thereof unless (A) such depositary has notified the Corporation that it is unwilling or unable to continue as depositary for the Global Security or Global Securities, as the case may be, representing the Series UU Bonds and a successor depositary has not been appointed by the Corporation within 90 days of receipt by the Corporation of such notification, (B) if at any time the depositary ceases to be a clearing agency registered under the Exchange Act at a time when the depositary is required to be so registered to act as such depositary and no successor depositary shall have been appointed by the Corporation within 90 days after it became aware of such cessation, (C) the Corporation, in its sole discretion, executes and delivers to the Trustee a written order signed in the name of the Corporation by its Chairman of the Board, its President or a Vice President, and by its Treasurer, an Assistant Treasurer, its Secretary or an Assistant Secretary to the effect that the Global Securities shall be exchangeable as described below, or (D) an “event of default” (as defined in Section 1.02 of the Indenture) has occurred and is continuing with respect to the Series UU Bonds. If any of the events described in clauses (A) through (D) of the preceding sentence occur, the beneficial owners of interests in such Global Securities will be entitled to exchange those interests for definitive Series UU Bonds and, without unnecessary delay but in any event not later than the earliest date on which those interests may be so exchanged, the Corporation will prepare and deliver to the Trustee definitive Series UU Bonds in such form and denominations as are required by or pursuant to the Indenture, containing identical terms as and in an aggregate principal amount equal to the aggregate principal amount of such Global Securities, such bonds to be duly executed by the Corporation. On or after the earliest date on which such beneficial interests may be so exchanged, such Global Securities shall be surrendered from time to time by the depositary as shall be specified in the order from the Corporation with respect thereto (which the Corporation agrees to deliver) to the Trustee as the Corporation’s agent for such purpose, and in accordance with any instructions given to the Trustee and the depositary by the Corporation (which instructions shall be in writing but need not be contained in or accompanied by an officers’ certificate or be accompanied by an opinion of counsel), to be exchanged, in whole or in part, for definitive Series UU Bonds as described above without charge. The Trustee shall authenticate and make available for delivery, in exchange for each portion of each surrendered Global Security, a like aggregate principal amount of definitive Series UU Bonds of authorized denominations as the portion of such Global Security to be exchanged. Promptly following any such exchange in part, such Global Security shall be returned by the Trustee to such depositary or its custodian. If a definitive Series UU Bond is issued in exchange for any portion of a Global Security after the close of business at the place where such exchange occurs on or after (i) any regular record date for a regularly scheduled interest payment date (an “Interest Payment Date”) for such bond and before the opening of business at that place of exchange on such Interest Payment Date, or (ii) any special record date for the payment of interest for such bond which was not punctually paid or duly provided for on any Interest Payment Date (“Defaulted Interest”) and before the opening of business at such place of exchange on the related proposed date for the payment of such Defaulted Interest, as the case may be, interest shall not be payable on such Interest Payment Date or proposed date for payment, as the case may be, in respect of such definitive bond, but shall be payable on the Interest Payment Date or proposed date for payment, as the case may be, only to the person to whom interest in respect of such portion of such Global Security shall be payable in accordance with the provisions of the Indenture and the Series UU Bonds.

(c)     Subject to Clause (b) above, any exchange or transfer of a Global Security for other Series UU Bonds may be made in whole or in part, and all definitive Series UU Bonds issued in exchange for or upon transfer of a Global Security or any portion thereof shall be registered in such names as the depositary for such Global Security shall direct.

(d)     Every Series UU Bond authenticated and delivered upon registration of transfer of, or in exchange for or in lieu of, a Global Security or any portion thereof, shall be authenticated and delivered in the form of, and shall be, a Global Security, unless such bond is registered in the name of a person other than the depositary for such Global Security or a nominee thereof.

Section 1.04.    Unless otherwise specified as contemplated by Section 2.01 for the bonds evidenced thereby, every Global Security authenticated and delivered hereunder shall bear a legend in substantially the following form:

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE. ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY OTHER PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF HAS AN INTEREST HEREIN.

Section 1.05.    The fully registered Series UU Bonds without coupons and the certificate of authentication to be endorsed on all Series UU Bonds shall be substantially in the form set forth on Exhibit A.

Section 1.06.    The Series UU Bonds may contain or have imprinted thereon such provisions or specifications not inconsistent with the Indenture as may be required to comply with the rules of any stock exchange or any federal or state authority or commission, or to comply with usage with respect thereto, and may bear such other appropriate endorsements or notations as are authorized or permitted by the Indenture.

Section 1.07.    The fully registered Series UU Bonds shall be issuable in denominations of $1,000, $5,000, $10,000, $25,000 or multiples of $25,000 and shall be dated as provided in paragraph 1 of Section 2.01 of the Base Indenture. The definitive Series UU Bonds shall be numbered in such manner as the Corporation shall at any time or from time to time determine.

Section 1.08.    In the manner and subject to certain conditions and limitations specified herein and in the Indenture, Series UU Bonds may be exchanged without a service charge for a like aggregate principal amount of Series UU Bonds of other authorized denomination or denominations; provided that the Corporation may require payment of a sum or sums sufficient to reimburse it for any stamp tax or other governmental charge payable in connection therewith.

Section 1.09.    The Corporation shall maintain in the City and County of San Francisco, State of California and in such other place or places as the Corporation may designate at any time or from time to time, an office or agency where Series UU Bonds may be presented for payment, registration, transfer and exchange as provided therein or in the Indenture. Such office or agency in the City and County of San Francisco, State of California shall be the corporate trust office of the Trustee unless and until the Corporation shall designate another office or agency by notice in writing delivered to the Trustee. The Corporation hereby also designates the corporate trust office of the Trustee in the City and County of Los Angeles, State of California as an office or agency where Series UU Bonds may be presented for payment, registration, transfer and exchange as provided therein or in the Indenture; provided, that the Corporation shall have no obligation to continue to maintain such agency in the City and County of Los Angeles, State of California. Notwithstanding the foregoing, if and when definitive certificated Series UU Bonds are issued under the circumstances set forth in clause (b) of Section 1.03 of this Article I, the Corporation shall also maintain in the Borough of Manhattan, City and County of New York, State of New York, an office or agency where Series UU Bonds may be presented for payment, registration, transfer and exchange as provided therein or in the Indenture.

Section 1.10.    No transfer or exchange of any Series UU Bonds pursuant to any of the provisions of this Article I shall be made except upon and in accordance with all of the applicable terms, provisions and conditions of said bonds and of the Indenture.

ARTICLE II

INTEREST, MATURITY DATE, REDEMPTION AND CERTAIN OTHER PROVISIONS OF SERIES UU BONDS,

DUE 2048

Section 2.01.    The Series UU Bonds shall bear interest at the rate, shall be expressed to mature as to principal, and shall be payable as to principal, premium, if any, and interest at such place or places and in such money, all as provided in the form of Series UU Bond set forth on Exhibit A hereto and by the applicable provisions of the Indenture. In addition, May 15, 2018 shall be an Interest Payment Date for the Series UU Bonds for purposes of paragraph 1 of Section 2.01 of the Base Indenture (as supplemented by the Prior Supplemental Indentures), provided that no interest shall be payable on such date.

Section 2.02.    The Series UU Bonds shall be subject to redemption prior to maturity as set forth in the form of Series UU Bond set forth on Exhibit A, upon notice, in the manner and otherwise upon the terms and conditions and with the effect, as provided therein and by the applicable provisions of the Indenture.

Section 2.03.    The Corporation may at any time deliver to the Trustee for cancellation any Series UU Bonds previously authenticated and delivered under the Indenture which the Corporation may have acquired in any manner whatsoever and all Series UU Bonds so delivered shall be promptly cancelled by the Trustee upon the request of the Corporation.

Section 2.04.    The Series UU Bonds shall, except as in this Supplemental Indenture otherwise expressly provided, be on the terms and provisions, and shall represent such rights and be entitled to such benefits, as are applicable thereto by the terms of the Indenture.

Section 2.05.    The Series UU Bonds shall be entitled to the benefits of the Renewal Fund as provided in the Indenture.

Section 2.06.    The following Section 11.01A shall apply to the Series UU Bonds in lieu of Section 11.01 of the Base Indenture:

“Section 11.01A     If the Corporation, its successors or assigns, shall

(a)    pay or cause to be paid the principal of and premium, if any, and interest on the bonds and claims for interest thereon to become due at the time and in the manner stipulated therein and herein, and/or

(b)    provide for the payment of the bonds and interest thereon by depositing in cash with the Trustee or other depositary satisfactory to it at any time at or before maturity the entire amount due or to become due thereon for principal and premium, if any, and interest to maturity of all the bonds outstanding, and/or

(c)    in case of a call of all of the bonds then outstanding for redemption, deposit with the Trustee on or before the date on which all of such bonds (other than those which shall have matured by their terms) shall have been called for redemption, as provided in Article VII, the entire amount of the redemption price thereof, including premium, if any, and interest and shall deliver to the Trustee (1) proof satisfactory to the Trustee that notice of redemption as provided in Article VII has been given, or (2) proof satisfactory to the Trustee that arrangements have been made insuring that such notice will be given, or (3) a written instrument executed by the Corporation under its corporate seal, and expressed to be irrevocable, authorizing the Trustee to give such notice for and on behalf of the Corporation, and/or

(d)    surrender to the Trustee for cancellation all the bonds for which payment is not so provided,

and shall also irrevocably direct the trustee, by officers’ certificate delivered to the trustee, to apply any funds deposited pursuant to subdivision (b) or (c) above to the payment of the principal of, and premium, if any, and interest on the bonds as and when the same shall become due and payable as contemplated by such subdivision and pay, or satisfactorily provide, all other sums due and payable hereunder by the Corporation, including the compensation and expenses of the Trustee, then and in that case,

(i)    at the request of the Corporation all the mortgaged property shall revert to the Corporation and the entire estate, right, title and interest of the Trustee and of the holders and registered owners of the bonds in respect of the mortgaged property shall thereupon cease, determine and become void; and

(ii)    the Trustee in such case, upon the cancellation of all outstanding bonds for the payment of which cash shall not have been deposited in accordance with the provisions of this Indenture, shall upon request of the Corporation, and at its cost and expense and upon delivery to the Trustee of an opinion of counsel stating that (x) the Corporation has received from, or there has been published by, the Internal Revenue Service a ruling, or (y) since May 15, 2018 there has been a change in applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of Series UU Bonds will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred, (A) execute to the Corporation, or its order, proper instruments acknowledging satisfaction of this Indenture and (B) surrender to the Corporation, or its order, all cash and deposited securities, if any, which shall then be held by it hereunder as a part of the mortgaged property (exclusive of cash held in trust as provided in Section 5.03); provided, however, that if any such property shall have been delivered to the Trustee by any person or corporation other than the Corporation, the same shall be delivered or otherwise disposed of in accordance with any reservations, limitations, conditions or provisions which may have been set forth in the instrument in writing then executed, if any, respecting the use, management or disposition thereof; and provided further that if the Corporation pursuant to clauses (1) or (2) of subdivision (c) above shall have delivered to the Trustee proof satisfactory to it that notice of redemption as provided in Article VII has been given or that arrangements have been made insuring that such notice will be given, there shall also be delivered to the Trustee an officers’ certificate stating that all conditions precedent to the satisfaction and discharge of this Indenture have been complied with and an opinion of counsel stating that in his opinion such conditions precedent have been complied with.”

ARTICLE III

SUNDRY PROVISIONS

Section 3.01.    The recitals of fact contained herein shall be taken as the statements of the Corporation, and the Trustee assumes no responsibility for the correctness of the same. The Corporation hereby covenants and agrees that it will cause this Supplemental Indenture to be kept recorded and/or filed as may be required by law, in such manner and in such places as may be necessary fully to preserve and protect the security of the bondholders and all of the rights of the Trustee hereunder, and that it will with all reasonable dispatch deposit with the Trustee counterparts of this Supplemental Indenture bearing official notation or endorsements showing such recordation and/or filing, or in case such counterparts are not returned to the Corporation, furnish to the Trustee the best official evidence of such recordation and/or filing reasonably obtainable by the Corporation, or evidence of the taking of such other action, if any, but the Trustee, subject to the provisions of Sections 14.02 and 14.03 of the Indenture, shall in no way be liable for any failure or omission in this regard.

Section 3.02.    The date of this Supplemental Indenture and the date of the Series UU Bonds are intended as and for a date for the convenient identification of this Supplemental Indenture and of the Series UU Bonds, and are not intended to indicate that this Supplemental Indenture was executed and delivered or that the Series UU Bonds were executed, delivered or issued on said date; it being hereby provided that this Supplemental Indenture may be executed and delivered, and that the Series UU Bonds may be executed, delivered or issued, either on said date or before or after said date, and that this Supplemental Indenture is in fact executed and delivered by each party hereto on the date of its certificate of acknowledgment hereto attached.

Section 3.03.    This Supplemental Indenture shall be deemed to be part of the Indenture, and the Corporation agrees to conform to and comply with all and singular the terms, provisions, conditions and covenants set forth therein and herein. This Supplemental Indenture shall be construed in connection with and as a part of the Indenture.

Section 3.04.    It is further agreed that the Trustee accepts the trust imposed upon it by this Supplemental Indenture, upon and subject to the same terms and conditions as are expressed in Article XIV of the Base Indenture.

Section 3.05.    In order to facilitate the recording of this Supplemental Indenture, the same may be executed in several counterparts, each of which so executed shall be deemed to be an original, and such counterparts shall collectively constitute one and the same instrument.

Section 3.06.    All terms used in this Supplemental Indenture which are defined in the Indenture and not defined herein shall have the meaning assigned to them in the Indenture. As used in the Indenture, this Supplemental Indenture and the Series UU Bonds, all references to “premium” on the Series UU Bonds shall mean any amounts (other than accrued interest)

payable upon the redemption of any Series UU Bonds in excess of 100% of the principal amount of such Series UU Bonds.

Section 3.07.    To the extent any provision in this Supplemental Indenture conflicts with any provision in the Indenture, the provisions of this Supplemental Indenture shall govern; provided however, that in the event such conflict would require bondholder consent, the terms and provisions of the Indenture shall govern.

Section 3.08.    The Base Indenture, as heretofore amended and supplemented, insofar as it applies to the Series UU Bonds, this Supplemental Indenture and the Series UU Bonds shall be governed by and construed in accordance with the laws of the State of California, without regard (to the extent permitted by applicable law) to conflicts of laws principles thereof.

Section 3.09.    To the extent not otherwise addressed in this Supplemental Indenture, this Supplemental Indenture shall be subject to the provisions of Article XVII of the Indenture, the terms of which are hereby incorporated by reference into this Supplemental Indenture.

(Signature Page Follows)

IN WITNESS WHEREOF, Southern California Gas Company has caused this Supplemental Indenture to be signed in its corporate name by one of its Vice Presidents or its Controller and its Secretary or an Assistant Secretary and its corporate seal to be hereunto duly affixed, and U.S. Bank National Association, in token of its acceptance of the trust hereby established, has caused this Supplemental Indenture to be signed in its corporate name by one of its Vice Presidents, all as of May 15, 2018.

SOUTHERN CALIFORNIA GAS COMPANY
Attest:

/s/ Kari E. McCulloch		By	/s/ Bruce A. Folkmann
Name:	Kari E. McCulloch	Name:	Bruce A. Folkmann
Title:	Corporate Secretary	Title:	Vice President, Controller, Chief Financial Officer, Chief Accounting Officer and Treasurer
(SEAL)

U.S. Bank National Association

		By	/s/ Fonda Hall
		Name:	Fonda Hall
		Title:	Vice President

[Signature Page – Series UU Supplemental Indenture]

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

STATE OF CALIFORNIA	)
	)	ss
COUNTY OF SAN DIEGO	)

On May 11, 2018, before me, LESLIE C. FRENCH, a Notary Public, personally appeared BRUCE A. FOLKMANN and KARI E. MCCULLOCH, who proved to me on the basis of satisfactory evidence to be the persons whose names are subscribed to the within instrument and acknowledged to me that they executed the same in their authorized capacities, and that by their signatures on the instrument the persons, or the entity upon behalf of which the persons acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

/s/ Leslie C. French
SIGNATURE OF NOTARY PUBLIC

My Commission expires

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

STATE OF CALIFORNIA	)
	)	ss
COUNTY OF LOS ANGELES	)

On May 14, 2018, before me, LAURA J. PLUMERVILLE, a Notary Public, personally appeared FONDA HALL, of U.S. BANK NATIONAL ASSOCIATION, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

/s/ Laura J. Plumerville
SIGNATURE OF NOTARY PUBLIC

My Commission expires

EXHIBIT A

[FORM OF REGISTERED BOND WITHOUT COUPONS, SERIES UU, DUE 2048]

[If this bond is issued as a global security, insert the following legend: THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE. ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY OTHER PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF HAS AN INTEREST HEREIN.]

SOUTHERN CALIFORNIA GAS COMPANY

(Incorporated under the laws of the State of California)

4.125% FIRST MORTGAGE BOND, SERIES UU, DUE 2048

No.	$ CUSIP No. 842434 CR1 ISIN No. US842434CR16

SOUTHERN CALIFORNIA GAS COMPANY, a corporation organized and existing under the laws of the State of California (hereinafter called the “Corporation,” which term shall include any successor thereto under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to                      or registered assigns, the principal sum of                      DOLLARS in lawful money of the United States of America, on June 1, 2048, and to pay interest thereon from May 15, 2018, at the rate of 4.125% per annum in like lawful money, payable semi-annually in arrears, on June 1 and December 1 (each, an “Interest Payment Date”) in each year, commencing December 1, 2018, to the holder of record of this bond (as defined on the reverse hereof) at the close of business on the immediately preceding May 15 and November 15, respectively, until the Corporation’s obligation with respect to the payment of such principal (and premium, if any) shall be discharged as provided in the Indenture hereinafter mentioned. The principal of and premium, if any, and interest on this bond will be paid at the office or agency of the Corporation maintained for such purpose (initially the corporate trust office of U.S. Bank National Association, or its successor trustee under said Indenture) in the City and County of San Francisco, State of California and, if the Series UU Bonds (as defined on the reverse hereof) are issued in definitive certificated form under the circumstances set forth in clause (b) of Section 1.03 of Article I of the Series UU Supplemental Indenture (as defined on the reverse hereof), at the office or agency maintained by the Corporation for such purpose in the Borough of Manhattan, City and County of New York, State of New York. Notwithstanding the foregoing, so long as the registered holder of this bond is a depositary (as defined in the Series UU Supplemental Indenture), or its nominee, payment of the principal of and premium, if any, and interest on this bond will be made by wire transfer of immediately available funds; and, if Series UU Bonds are issued in definitive certificated form under the circumstances set forth in clause (b) of Section 1.03 of Article I of the Series UU Supplemental Indenture, the Corporation may at its option pay interest on the Series UU Bonds in definitive certificated form by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the trustee referred to on the reverse hereof at least 15 days before any Interest Payment Date by the persons entitled to payment. Interest on this bond shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

The provisions of this bond are continued on the reverse hereof and such continued provisions shall for all purposes have the same effect as though set forth at this place.

This bond shall not become valid or obligatory for any purpose or be entitled to any benefit under the Indenture until U.S. Bank National Association, or its successor as trustee under the Indenture, shall have signed the form of certificate of authentication endorsed hereon.

IN WITNESS WHEREOF, SOUTHERN CALIFORNIA GAS COMPANY has caused this bond to be signed in its corporate name by the manual or facsimile signature of its authorized officer and its corporate seal or a facsimile thereof to be hereto affixed and attested by manual or facsimile signature of its Secretary or an Assistant Secretary.

Dated:

SOUTHERN CALIFORNIA GAS COMPANY

By
Name:
Title:

(CORPORATE SEAL)

Attest:

Name:
Secretary

[REVERSE SIDE OF 4.125% FIRST MORTGAGE BOND, SERIES UU, DUE 2048]

This bond is one of a duly authorized issue of bonds of the Corporation (herein called the “bonds”), of the series hereinafter specified, all issued and to be issued under and all equally and ratably secured by a First Mortgage Indenture dated October 1, 1940, between the Corporation and U.S. Bank National Association, as successor trustee, to which indenture and all indentures supplemental thereto, including Supplemental Indentures dated, respectively, as of July 1, 1947, August 1, 1955, June 1, 1956, December 1, 1956, June 1, 1965, August 1, 1972, May 1, 1976, September 15, 1981, May 18, 1984, November 15, 1986, January 15, 1988, August 15, 1992, November 18, 2005, November 18, 2010, September 21, 2012, March 13, 2014, September 11, 2014, June 18, 2015, June 18, 2015, June 3, 2016 and May 15, 2018 (herein collectively referred to, and as the same may be further amended or supplemented from time to time, as the “Indenture”), reference is hereby made for a description of the property conveyed in trust, mortgaged and pledged, the nature and extent of the security, the rights of the registered owners of the bonds and of the trustee or trustees in respect thereof, the terms and conditions upon which the bonds are, and are to be, secured and the circumstances under which additional bonds may be issued. The bonds may be issued for various principal sums, and may be issued in series, which may mature at different times, may bear interest at different times, may bear interest at different rates and may otherwise vary as in the Indenture provided. This bond is one of a series designated as the “First Mortgage Bonds, Series UU, due 2048” (herein called “Series UU Bonds”) of the Corporation, issued under and secured by the Indenture. The Supplemental Indenture dated as of May 15, 2018 relating to the Series UU Bonds is sometimes herein called the “Series UU Supplemental Indenture.” Terms used but not defined herein shall have the respective meanings assigned thereto in the Indenture.

As provided in the Indenture, by any indenture or indentures supplemental thereto executed by the Corporation and the trustee and consented to by the holders of not less than two-thirds ( 2⁄3) in principal amount of the bonds at the time outstanding, and, in case one or more, but less than all, of the series of bonds then outstanding are affected by such supplemental indenture, consented to by the holders of at least two-thirds ( 2⁄3) in principal amount of the bonds of such series so affected, the Indenture or any indenture supplemental thereto and the rights and obligations of the Corporation and the holders of bonds, may be modified or altered from time to time, as provided in the Indenture; provided, however, (a) that the right of any holder of any bond to receive payment of the principal of and premium, if any, and interest on such bond, on or after the respective due dates expressed in such bond, or to institute suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected by any such supplemental indenture without the consent of such holder, and (b) that no such modification or alteration shall reduce the proportions of bondholders’ consents required as aforesaid; such proportions to be determined in each case as provided in the Indenture.

The Series UU Bonds are entitled to the benefits of the Renewal Fund as provided in the Indenture.

Prior to December 1, 2047 (the “Par Call Date”), the Corporation may at the Corporation’s option redeem the Series UU Bonds, at any time in whole or from time to time in part, at a redemption price (the “Redemption Price”) for any redemption date (a “Redemption Date”) equal to the greater of the following amounts: (a) 100% of the principal amount of the

Series UU Bonds being redeemed on that Redemption Date; or (b) the sum of the present values of the remaining scheduled payments of principal and interest on the Series UU Bonds being redeemed on that Redemption Date (not including any portion of any payments of accrued and unpaid interest to that Redemption Date) that would be due if the Series UU Bonds matured, and accrued and unpaid interest was payable, on the Par Call Date, discounted to that Redemption Date on a semiannual basis at the Adjusted Treasury Rate (as defined below) plus 15 basis points, as determined by the Independent Investment Banker (as defined below), plus, in each case, accrued and unpaid interest on the Series UU Bonds being redeemed to that Redemption Date. On and after the Par Call Date, the Corporation may at the Corporation’s option redeem the Series UU Bonds, at any time in whole or from time to time in part, at a Redemption Price equal to 100% of the principal amount of the Series UU Bonds being redeemed, plus accrued and unpaid interest on the Series UU Bonds being redeemed to the Redemption Date. Notwithstanding the foregoing, installments of interest on Series UU Bonds that are due and payable on any Interest Payment Date falling on or prior to a Redemption Date will be payable on that Interest Payment Date to the registered holders of such Series UU Bonds as of the close of business on the relevant record dates according to the terms of the Series UU Bonds and the Indenture. The Redemption Price will, if applicable, be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Notice of any redemption will be mailed at least 30 days, but not more than 60 days, before the Redemption Date to each registered holder of the Series UU Bonds to be redeemed. Once notice of redemption is mailed, the Series UU Bonds called for redemption will become due and payable on the Redemption Date and at the applicable Redemption Price, plus accrued and unpaid interest to the Redemption Date. Redemption will not be conditional upon receipt by the trustee of monies sufficient to pay the Redemption Price.

Unless the Corporation defaults in payment of the Redemption Price, on and after the Redemption Date interest will cease to accrue on the Series UU Bonds or portions thereof called for redemption. The Corporation will pay the Redemption Price and any accrued interest once the Series UU Bonds are surrendered for redemption. If only a portion of any Series UU Bonds is redeemed, the trustee will deliver new Series UU Bonds for the remaining portion without charge.

“Adjusted Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

“Comparable Treasury Issue” means, with respect to any Redemption Date, the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Series UU Bonds to be redeemed on such Redemption Date (assuming the Series UU Bonds matured on the Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Series UU Bonds (assuming the Series UU Bonds matured on the Par Call Date).

“Comparable Treasury Price” means, with respect to any Redemption Date, (A) the average of the Reference Treasury Dealer Quotations for such Redemption Date, or (B) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Independent Investment Banker” means, with respect to any Redemption Date, one of the Reference Treasury Dealers appointed by the Corporation to act as the “Independent Investment Banker.”

“Reference Treasury Dealers” means, with respect to any Redemption Date, (A) BNP Paribas Securities Corp. and Mizuho Securities USA LLC (or their respective affiliates which are Primary Treasury Dealers (as defined below)) and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”), the Corporation will substitute therefor another Primary Treasury Dealer; (B) one Primary Treasury Dealer selected by SMBC Nikko Securities America, Inc. and its successors; (C) one Primary Treasury Dealer selected by U.S. Bancorp Investments, Inc. and its successors; and (D) any other Primary Treasury Dealer(s) selected by the Corporation.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Corporation, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Corporation by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such Redemption Date. As used in the preceding sentence, “business day” means any day (other than a Saturday or Sunday) on which banking institutions in The City of New York are not authorized or obligated by law or executive order to remain closed.

In the event that the Corporation elects to redeem only a portion of the outstanding Series UU Bonds, (a) the Series UU Bonds to be redeemed shall be selected as provided in the Indenture and, in the case of Series UU Bonds represented by a Global Security (as defined in the Series UU Supplemental Indenture), in accordance with the procedures of The Depository Trust Company (or its successor as depositary) and (b) in the case of any Series UU Bond being redeemed in part, the principal amount redeemed must be $1,000 or an integral multiple of $1,000 and the remaining principal amount must be an authorized denomination.

In case an event of default, as defined in the Indenture, shall occur, the principal of and interest accrued on all bonds then outstanding under the Indenture may be declared or become due and payable upon the conditions and in the manner and with the effect provided in the Indenture.

This bond is transferable by the registered owner hereof at the office or agency of the Corporation in the City and County of San Francisco, State of California that the Corporation maintains for such purpose and, if Series UU Bonds are issued in definitive certificated form under the circumstances set forth in clause (b) of Section 1.03 of Article I of the Series UU Supplemental Indenture, at the office or agency in the Borough of Manhattan, City and County of New York, State of New York, that the Corporation maintains for such purpose and in such other place or places as the Corporation may designate at any time or from time to time, upon surrender and cancellation of this bond, and thereupon a new fully registered bond or bonds of said series, without coupons, of authorized denomination or denominations, of a like aggregate principal amount, will be issued to the transferee or transferees in exchange for this bond; and at any of said offices or agencies fully registered Series UU Bonds without coupons are exchangeable for a like aggregate principal amount of other such fully registered bonds of authorized denominations; all in the manner and subject to the conditions as provided in the Indenture.

No recourse shall be had for the payment of the principal of or premium, if any, or the interest on this bond or for any claim based hereon or on the Indenture or any indenture supplemental thereto, against any incorporator, stockholder, director or officer, past, present or future, of the Corporation, or of any predecessor or successor corporation, either directly or through the Corporation, or any such predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty, or otherwise, all such liability being waived and released by every registered owner hereof by the acceptance of this bond and as part of the consideration for the issue hereof, and being likewise waived and released by the terms of the Indenture.

This bond shall be governed by and construed in accordance with the laws of the State of California, without regard (to the extent permitted by applicable law) to conflicts of laws principles thereof.

[FORM OF CERTIFICATE OF AUTHENTICATION]

CERTIFICATE OF AUTHENTICATION

This bond is one of the bonds, of the series designated therein, described in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By
Authorized Officer

Date of authentication: